Exhibit 99.1

Contact:	Brad Belhouse – Investors	David Strow – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6367	(702) 407-6530

Release #HET 04-0513

Harrah’s Entertainment Reports 2005 First-Quarter Results;
Strong Operations, Acquisition Drive Record Revenues, EBITDA, EPS

LAS VEGAS, April 20, 2005 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported first-quarter revenues of $1.26 billion, up 24.2 percent from revenues of $1.01 billion in the 2004 first quarter.

Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) rose 30.6 percent in the first quarter to $352.0 million from Property EBITDA of $269.5 million in the year-earlier period. First-quarter Adjusted Earnings Per Share increased to 97 cents, within the range provided in a pre-earnings announcement on April 6, 2005, and up 27.6 percent from the 76 cents achieved in 2004’s first quarter. First-quarter Adjusted EPS from Continuing Operations was 87 cents per share, an increase of 26.1 percent from the year-ago quarter.

Property EBITDA and Adjusted EPS, including Adjusted EPS from Continuing Operations, are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’ per-share earnings estimates for gaming companies are comparable to Adjusted EPS. Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

First-quarter income from operations rose 32.0 percent to $232.8 million from $176.3 million in the year-earlier quarter. First-quarter net income was $103.8 million, up 27.1 percent from $81.7 million in the 2004 first quarter. Diluted earnings per share for the 2005 first quarter was 90 cents, 23.3 percent higher than the 73 cents achieved in the 2004 first quarter.

First-quarter results included contributions from the three Horseshoe casinos, acquired by Harrah’s on July 1, 2004. Results for Harrah’s East Chicago and Harrah’s Tunica, which are contracted for sale to an affiliate of Colony Capital, LLC, are reported as discontinued operations and are excluded from Adjusted EPS from Continuing Operations. Harrah’s anticipates closing the sale transaction by the end of April.

“Industry-leading capabilities, the accretive acquisition of Horseshoe Gaming and strong operating performances by many properties all contributed to a solid quarter,” said Gary Loveman, chairman, chief executive officer and president of Harrah’s Entertainment. “Our strategy of building customer loyalty through sophisticated marketing and outstanding customer service continues to build momentum, producing our fifth consecutive quarter of record results. As we prepare for our historic merger with Caesars Entertainment, we believe the outlook for our company has never been stronger.”

First-quarter 2005 same-store revenues increased 6.0 percent over the year-ago period. Cross-market play – gaming by customers at properties other than their “home” casino – rose 15.6 percent from the first quarter of 2004. Tracked play – gaming by customers using the company’s Total Rewards player cards – increased 9.9 percent from the year-ago first quarter, and represented 79.1 percent of the company’s total gaming revenues during the quarter.

“We have delivered same-store sales growth in 24 of the last 25 quarters,” Loveman said. “This track record of remarkably consistent organic growth foreshadows the enormous potential of putting our capabilities and our strategy to work in the Caesars network.

“The progress of the Horseshoe integration is further grounds for optimism,” Loveman said. “The three Horseshoe properties added approximately 8 cents to earnings per share during the first quarter, bringing total accretion to about 21 cents per share in the nine months since the transaction’s close. We plan to apply the lessons learned during this successful process to the pending integration of Caesars.”

Among the first-quarter highlights:

•                                          Stockholders of Harrah’s and Caesars Entertainment, Inc. separately voted to approve an agreement to merge Caesars Entertainment into Harrah’s Operating Company, a wholly owned subsidiary of Harrah’s Entertainment. Harrah’s stockholders also approved an increase in the number of authorized shares of Harrah’s common stock from 360 million to 720 million.

•                                          Gaming regulators in Louisiana and Mississippi approved Harrah’s proposed acquisition of Caesars. The transaction is awaiting clearance from the Federal Trade Commission, and must also be approved by state gaming regulators in Nevada, New Jersey and Indiana.

•                                          Harrah’s announced that Gary Loveman will be chairman, chief executive officer and president of the company following the Caesars merger. Charles Atwood will be senior vice president and chief financial officer; Tim Wilmott will be chief operating officer; and Tom Jenkin, Anthony

Sanfilippo and Carlos Tolosa will be presidents of Harrah’s Western, Central and Eastern divisions, respectively. Harrah’s also announced plans to appoint William Barron Hilton, co-chairman of Hilton Hotels Corp., and Stephen F. Bollenbach, chairman of Caesars Entertainment and co-chairman and CEO of Hilton Hotels, to the Harrah’s board of directors following the merger.

•                                          Harrah’s Entertainment’s board of directors was ranked second out of 41 publicly traded companies in a survey of the top-performing boards in gaming conducted by HVS International, a human resources consulting firm.

•                                          Harrah’s Operating Company agreed to amend the terms and increase the borrowing capacity of its bank credit facilities, effective upon the closing of the Caesars acquisition. The company’s previous $2.5 billion revolving credit facility will be converted to a $4 billion revolving credit facility, with provisions for a further increase in the total borrowing capacity to $5 billion, if mutually acceptable to Harrah’s and its lenders. The interest rate on the facility will be lowered from LIBOR plus 110 basis points to LIBOR plus 87.5 basis points – the lowest interest rate paid by any casino company.

•                                          Gary Loveman was named “Best CEO” in the gaming and lodging industry by Institutional Investor magazine for the second straight year. Selections were based on the votes of analysts and investment portfolio managers.

•                                          Harrah’s hosted the inaugural World Series of Poker Circuit Tournaments at Harrah’s Atlantic City in January, Harrah’s Rincon in February and the Rio in March. Circuit Tournaments will be held at Harrah’s Lake Tahoe and Harrah’s New Orleans later this spring.

“We are gratified to receive the approvals of Harrah’s and Caesars stockholders, and committed to rewarding their votes of confidence by delivering on the potential of this merger,” Loveman said. “We are making steady progress toward completion of this transaction. We believe we will be able to secure all remaining regulatory approvals in the near future and close in the second quarter.

“Messrs. Hilton and Bollenbach will be outstanding additions to our board of directors,” Loveman said. “They are business leaders of tremendous experience and reputation, and will further strengthen what is independently recognized as one of the gaming industry’s elite boards.

“That we were able to raise our borrowing capacity by $1.5 billion while lowering our interest rate demonstrates the benefits of maintaining an investment-grade credit rating,” Loveman said. “In addition to facilitating the Caesars acquisition, this increased credit line will allow us to continue making prudent investments in high-return growth opportunities.

“The World Series of Poker is the best-known poker tournament in the world, and we are just beginning to tap the potential of this renowned brand,” Loveman said.  “The first Circuit Tournaments have been a financial success, generating incremental gains in gaming and food and beverage revenues at each of the three host properties. We are aggressively exploring additional ways to capitalize on the World Series of Poker.”

Southern Nevada Drives West Region To Record Results

West Results

(in millions)

	2005 First Quarter	2004 First Quarter	Percent Increase (Decrease)
Northern Nevada
Total revenues	$99.0	$105.5	-6.2%
Income from operations	5.0	8.7	-42.5%
Property EBITDA	15.7	18.5	-15.1%
Southern Nevada
Total revenues	288.5	258.6	11.6%
Income from operations	80.3	65.4	22.8%
Property EBITDA	98.2	82.2	19.5%
Total Western Region
Total revenues	387.5	364.1	6.4%
Income from operations	85.3	74.1	15.1%
Property EBITDA	113.9	100.7	13.1%

Strong cross-market play and effective hotel yield management at Harrah’s three Southern Nevada properties helped Harrah’s West Region achieve record first-quarter results. Harrah’s Northern Nevada properties were impacted by severe winter weather in January, though business volumes recovered late in the quarter.

“Our gains in Southern Nevada came on top of a record first quarter in 2004, making the double-digit growth posted by these three properties in this quarter particularly impressive,” said Tim Wilmott, Harrah’s chief operating officer. “This continued strong performance demonstrates the power of our cross-marketing strategy and capabilities, and illustrates the significant growth opportunities to be realized from acquiring four additional properties in Las Vegas.”

East Region Records Increase in Property EBITDA

East Results

(in millions)

	2005 First Quarter	2004 First Quarter	Percent Increase (Decrease)
Harrah’s Atlantic City
Total revenues	$100.4	$100.4	0.0%
Income from operations	23.8	26.1	-8.8%
Property EBITDA	34.1	35.0	-2.6%
Showboat Atlantic City
Total revenues	82.8	81.4	1.7%
Income from operations	19.1	18.5	3.2%
Property EBITDA	28.9	26.2	10.3%
Total Eastern Region
Total revenues	183.2	181.8	0.8%
Income from operations	42.9	44.6	-3.8%
Property EBITDA	63.0	61.2	2.9%

Despite lower gaming volumes, Property EBITDA in Harrah’s East Region rose over the year-ago quarter due to more efficient marketing spending. Gains were partially offset by aggressive promotional spending by competing properties and poor weather.

“The opening of the House of Blues Club at the Showboat, scheduled for July, will further strengthen our entertainment offerings in the Atlantic City market,” Wilmott said.

North Central Region Posts Record Results

North Central Results

(in millions)

	2005 First Quarter	2004 First Quarter	Percent Increase (Decrease)
Illinois/Indiana
Total revenues	$205.5	$99.0	107.6%
Income from operations	41.2	15.7	162.4%
Property EBITDA	49.1	19.8	148.0%
Iowa
Total revenues	63.4	60.6	4.6%
Income from operations	12.6	8.0	57.5%
Property EBITDA	18.6	13.6	36.8%
Missouri
Total revenues	119.8	108.4	10.5%
Income from operations	21.1	18.6	13.4%
Property EBITDA	32.8	27.8	18.0%
Total North Central
Total revenues	388.7	268.0	45.0%
Income from operations	74.9	42.3	77.1%
Property EBITDA	100.5	61.2	64.2%

The acquisition of Horseshoe Hammond, expansion-driven gains at Harrah’s St. Louis and a lower gaming tax rate at Bluffs Run Casino all contributed to record results in Harrah’s North Central Region.

Due to the agreement to sell the property, operating results from Harrah’s East Chicago are reported as discontinued operations. The prior year results have been reclassified to conform to this presentation.

 “Our investments in this region are paying off,” Wilmott said. “We expect similar results from future expansion projects, including the $126 million expansion of Harrah’s North Kansas City and the $85 million expansion and renovation project that will convert Bluffs Run into our fourth Horseshoe property.”

Acquisitions, Harrah’s New Orleans Drive Record South Central Region Results

South Central Results

(in millions)

	2005 First Quarter	2004 First Quarter	Percent Increase (Decrease)
Louisiana
Total revenues	$214.7	$180.8	18.8%
Income from operations	32.4	27.2	19.1%
Property EBITDA	46.1	37.2	23.9%
Mississippi
Total revenues	61.1	—	N/A
Income from operations	14.6	—	N/A
Property EBITDA	18.8	—	N/A
Total South Central
Total revenues	275.8	180.8	52.5%
Income from operations	47.0	27.2	72.8%
Property EBITDA	64.9	37.2	74.5%

The addition of Horseshoe Bossier City and Horseshoe Tunica, as well as continued strong results at Harrah’s New Orleans, helped the South Central Region post record results.

Results in the year-ago quarter included contributions from Harrah’s Shreveport, which was sold in May 2004.

Due to the agreement to sell the property, operating results from Harrah’s Tunica are reported as discontinued operations. Prior year results have been reclassified to conform to this presentation.

“Harrah’s New Orleans continues to perform at record levels despite construction activity,” Wilmott said. “We expect these strong trends at Harrah’s New Orleans to continue with the opening of a 450-room hotel tower in early 2006.”

Managed Properties And Other Items

First-quarter management-fee revenues were up 5.5 percent from the year-ago period, as business volumes increased at managed properties following the completion of expansion projects.

First-quarter development costs increased to $5.8 million from $3.3 million in the year-ago quarter.

Corporate expense increased 11.6 percent over the year-ago quarter due to increased incentive-compensation costs. Interest expense was 35.9 percent higher than in the 2004 first quarter due to additional debt related to the Horseshoe acquisition and higher interest rates on variable rate debt. Amortization of intangible assets was $3.5 million during the first quarter of 2005, up from $1.2 million in the year-ago quarter, as a result of the Horseshoe acquisition. The company recorded $4.0 million in costs during the quarter related to integration planning for the Caesars acquisition.

The effective income tax rate after minority interest for the 2005 first quarter was 37.3 percent, compared to 36.7 percent for the first quarter of 2004. Discontinued operations, which includes the operating results of Harrah’s East Chicago and Harrah’s

Tunica, increased over the prior year due primarily to the cessation of depreciation following the third-quarter 2004 agreement to sell the properties.

Harrah’s Entertainment will host a conference call Wednesday, April 20, 2005, at 9:00 a.m. Eastern Daylight Time to review its 2005 first-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time.

A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 11:00 a.m. EDT Wednesday, April 20. The replay will be available through 11:59 p.m. EDT on Tuesday, April 26. The passcode number for the replay is 5244318.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section under the Investor News tab.

Various subsidiaries of Harrah’s Entertainment, Inc. own or manage 27 casinos in the United States, primarily under the Harrah’s and Horseshoe brand names. Founded 67 years ago, Harrah’s Entertainment is focused on building loyalty and value with its valued customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

Additional information about Harrah’s is available at www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or

“pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance, future financial results of Harrah’s and Caesars and Harrah’s anticipated acquisition of Caesars.  These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Caesars and Harrah’s may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):  financial community and rating agency perceptions of Harrah’s and Caesars, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties;  the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, including with respect to its acquisition of Caesars;  access to available and feasible financing, including financing for Harrah’s acquisition of Caesars, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s and Caesars disclaim any obligation to update the forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

Additional Information about the Acquisition and Where to Find It In connection with Harrah’s proposed acquisition of Caesars (“Acquisition”), on January 24, 2005, Harrah’s filed definitive materials with the Securities and Exchange Commission (SEC), including a registration statement on Form S-4 that contains a definitive prospectus and joint proxy statement. INVESTORS AND SECURITY HOLDERS OF HARRAH’S AND CAESARS ARE URGED TO READ THE PROSPECTUS AND JOINT PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HARRAH’S, CAESARS AND THE ACQUISITION.  The definitive materials filed on January 24, 2005, the preliminary versions of these materials filed on October 20, 2004, December 20, 2004, and January 24, 2005 and other relevant materials, and any other documents filed by Harrah’s or Caesars with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Harrah’s by directing a written request to: Harrah’s Entertainment, Inc., One Harrah’s Court, Las Vegas, Nevada 89119, Attention: Investor

Relations or Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials before making any investment decision with respect to the Acquisition.

Harrah’s, Caesars and their respective executive officers and directors may be deemed to be participants in the solicitation of election forms from the stockholders of Caesars in connection with the Acquisition.  Information about those executive officers and directors of Harrah’s and their ownership of Harrah’s common stock is set forth in the Harrah’s Form 10-K for the year ended December 31, 2004, which was filed with the SEC on March 1, 2005, and the proxy statement for Harrah’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on March 3, 2005.  Information about the executive officers and directors of Caesars and their ownership of Caesars common stock is set forth in the proxy statement for Caesars’ 2004 Annual Meeting of Stockholders, which was filed with the SEC on April 16, 2004.  Investors and security holders may obtain additional information regarding the direct and indirect interests of Harrah’s, Caesars and their respective executive officers and directors in the Acquisition by reading the proxy statement and prospectus regarding the Acquisition.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

—MORE—

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	First Quarter Ended March 31,
(In millions, except per share amounts)	2005	2004

Revenues*	$1,257.2	$1,012.4
Property operating expenses	(905.2)	(742.9)
Depreciation and amortization	(90.5)	(72.5)
Operating profit	261.5	197.0

Corporate expense	(16.4)	(14.7)
Caesars acquisition costs	(4.0)	—
(Losses)/income on interests in nonconsolidated affiliates	(0.2)	0.5
Amortization of intangible assets	(3.5)	(1.2)
Project opening costs and other items	(4.6)	(5.3)

Income from operations	232.8	176.3
Interest expense, net of interest capitalized	(79.1)	(58.2)
Loss on early extinguishment of debt	(2.2)	—
Other (expense)/income, including interest income	(0.1)	2.2

Income before income taxes and minority interests	151.4	120.3
Provision for income taxes	(55.5)	(43.4)
Minority interests	(2.5)	(2.1)
Income from continuing operations	93.4	74.8
Discontinued operations, net of tax	10.4	6.9
Net income	$103.8	$81.7

Earnings per share – basic
Income from continuing operations	$0.83	$0.68
Discontinued operations, net of tax	0.09	0.06
Net income	$0.92	$0.74

Earnings per share – diluted
Income from continuing operations	$0.81	$0.67
Discontinued operations, net of tax	0.09	0.06
Net income	$0.90	$0.73

Weighted average common shares outstanding	112.5	110.7
Weighted average common and common equivalent shares outstanding	114.8	112.6

*See note (a) on Supplemental Operating Information.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	First Quarter Ended March 31,
(In millions)	2005	2004

Revenues (a)
West Region	$387.5	$364.1
East Region	183.2	181.8
North Central Region	388.7	268.0
South Central Region	275.8	180.8
Managed	15.4	14.6
Other	6.6	3.1
Total Revenues	$1,257.2	$1,012.4

Income from operations (a)
West Region	$85.3	$74.1
East Region	42.9	44.6
North Central Region	74.9	42.3
South Central Region	47.0	27.2
Managed	12.9	12.2
Other	(9.8)	(9.4)
Corporate expense	(16.4)	(14.7)
Caesars acquisition costs	(4.0)	—
Total Income from operations	$232.8	$176.3

Property EBITDA (a) (b)
West Region	$113.9	$100.7
East Region	63.0	61.2
North Central Region	100.5	61.2
South Central Region	64.9	37.2
Managed	13.0	12.3
Other	(3.3)	(3.1)
Total Property EBITDA	$352.0	$269.5

Project opening costs and other items (a)
Project opening costs	$(1.9)	$(2.0)
Writedowns, reserves and recoveries	(2.7)	(3.3)
Total Project opening costs and other items	$(4.6)	$(5.3)

(a)          In third quarter 2004, Harrah’s Tunica and East Chicago were classified as assets held-for-sale. Therefore, their 2004 first quarter results have been reclassified from Income from continuing operations to Discontinued operations.

(b)          Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, Caesars acquisition costs, income/(losses) on interests in nonconsolidated affiliates and amortization of intangible assets. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	First Quarter Ended March 31,
(In millions, except per share amounts)	2005	2004

Income before income taxes and minority interests	$151.4	$120.3
Add:
Project opening costs and other items	4.6	5.3
Caesars acquisition costs	4.0	—
Losses on early extinguishment of debt	2.2	—
Adjusted income before income taxes and minority interests	162.2	125.6
Provision for income taxes	(59.4)	(45.3)
Minority interests	(2.5)	(2.1)

Adjusted income from continuing operations	100.3	78.2
Discontinued operations, net of tax	10.4	6.9
Add:
Valuation allowance provided for unrealizable net operating loss carry-forwards related to Harrah’s Tunica	0.8	—
Project opening costs and other items at Harrah’s Tunica and East Chicago, net of tax	—	0.3
Adjusted net income	$111.5	$85.4

Adjusted diluted earnings per share
From continuing operations	$0.87	$0.69
Net income	$0.97	$0.76

Weighted average common and common equivalent shares outstanding	114.8	112.6

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

First Quarter Ended March 31, 2005

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues	$387.5	$183.2	$388.7	$275.8	$22.0	$1,257.2
Property operating expenses	(273.6)	(120.2)	(288.2)	(210.9)	(12.3)	(905.2)
Property EBITDA	113.9	63.0	100.5	64.9	9.7	352.0

Depreciation and amortization	(28.1)	(18.5)	(23.6)	(15.3)	(5.0)	(90.5)
Operating profit	85.8	44.5	76.9	49.6	4.7	261.5
Amortization of intangible assets	(0.2)	—	(1.3)	(1.4)	(0.6)	(3.5)
Losses on interests in nonconsolidated affiliates	—	—	—	—	(0.2)	(0.2)
Project opening costs and other items	(0.3)	(1.6)	(0.7)	(1.2)	(0.8)	(4.6)
Corporate expense	—	—	—	—	(16.4)	(16.4)
Caesars acquisition costs	—	—	—	—	(4.0)	(4.0)
Income from operations	$85.3	$42.9	$74.9	$47.0	$(17.3)	$232.8 *

First Quarter Ended March 31, 2004

Revenues	$364.1	$181.8	$268.0	$180.8	$17.7	$1,012.4
Property operating expenses	(263.4)	(120.6)	(206.8)	(143.6)	(8.5)	(742.9)
Property EBITDA	100.7	61.2	61.2	37.2	9.2	269.5

Depreciation and amortization	(25.6)	(16.6)	(17.8)	(8.7)	(3.8)	(72.5)
Operating profit	75.1	44.6	43.4	28.5	5.4	197.0
Amortization of intangible assets	(0.1)	—	(1.0)	(0.1)	—	(1.2)
Income on interests in nonconsolidated affiliates	—	—	—	—	0.5	0.5
Project opening costs and other items	(0.9)	—	(0.1)	(1.2)	(3.1)	(5.3)
Corporate expense	—	—	—	—	(14.7)	(14.7)
Income from operations	$74.1	$44.6	$42.3	$27.2	$(11.9)	$176.3 *

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.